White Mountain Publishes Chairman’s Letter to Investors and Shareholders

SANTIAGO, Chile, July 21, 2015 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to release and open Letter from the Chairman to all shareholders and investors referencing activities at its Cerro Blanco titanium project, located in Region 3, of northern Chile.

Dear Shareholder

As part of the Company’s continued commitment to keep shareholders and investors informed about developments and progress at White Mountain Titanium, I am delighted to provide another update of ongoing activities at the Cerro Blanco project, and our activities in the corporate arena to secure a strategic partner to take the Company to a new level.

I am happy to report that the outlook for the global paint and pigments industries is improving. Market commentators believe that the downward pressures on pigment and feedstock prices are easing, and it seems that the bottom of the cycle has been reached. This does not mean that sharp price rises for products such as rutile are inevitable, rather, that a consolidated improvement in feedstock usage and demand should slowly translate into steady and stable prices. Our Company is in the rutile space, and as such continues to benefit from continued industry usage of high titanium grade raw materials for both paints and pigments, and titanium metal.

Substantial progress has been made within the Company over the last 3 months. On May 22, 2015, the Cerro Blanco project received full environmental approval from governmental authorities. To date the Company has received nearly all the original USD10mm from the consortium of Chinese investors, and we expect to complete the balance of the full funding in the coming weeks. The consortium investors remain committed to the Cerro Blanco project, and we expect them to provide up to another USD5mm to support the project’s critical initiatives within a reasonable time frame, as previously reported.

This recent progress and advance will assist in our corporate efforts going forward. In the coming weeks we will undertake a round of presentations and meetings in China, with potential strategic investors and EPC partners. This initiative will be coordinated and attended by RBC, our financial advisor in Asia. To that end, the Company has recently commissioned an independent qualified engineering firm, to review our project and all engineering data to date. Working with the Company’s technical team in Santiago, they will consider current and future technical options for the project, including project scope, engineering and future environmental responsibilities. Whilst the report has been commissioned for internal use only, it will be a CPR (competent person’s report) document, prepared to Hong Kong Exchange standards, required and accepted in Hong Kong and China for listed mining companies engaged in financial and strategic transactions in those markets. As well as pursuing corporate initiatives in China, Company executives will also continue to meet with possible industry partners elsewhere in the world.

Work in Chile continues apace. With full EIS approval in hand, the Company’s Santiago office is looking at the possibilities of fast-tracking the desalination plant and a solar park initiative. Notwithstanding the downturn in the mining sector, the requirement for water in the Atacama Region of Chile continues to grow. The technical team has met with a number of Chilean and foreign companies who have expressed an interest in a commercial partnership with our proposed desalination plant. In a similar vein, there is also interest in a solar facility based at Cerro Blanco, to provide renewable energy to feed back into the power grid. These preliminary discussions are on-going and further information will be made public in due course. The Company has not entered into negotiations or any agreements or arrangements in regard to these solar or desalination projects.

Our Company’s goal over the next 6-12 months is to secure USD10mm to fully fund the bankable feasibility study and support our responsibilities and requirements as mandated by the EIS. Within controlled budgetary guidelines, our technical team will undertake further development work to improve process flowsheet performance and rutile recovery, with a strong focus on minimizing both capital and operating costs. Additional tasks will look to more closely define areas of high grade rutile mineralization which would form the feed to the commercial processing plant in the early years of production.

Looking out to the next 12-18 months, I will lead the Company in our efforts to secure a strategic partner for the Cerro Blanco project. This initiative is fully supported by RBC, our financial advisor in Asia, as well as other channel partners and advisors, and together we intend to work to structure a commercial arrangement which, if successful, would see the Company’s operations in Chile supplying the world’s growing need for titanium feedstock in the decades to come.

Sincerely,

/s/ Kin Wong

Chairman & Chief Executive Officer

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:

White Mountain Titanium Corporation

Howard Crosby , Senior V-P Investor Relations	Wei Lu, Director

(509) 526 - 3491	(617) 671 – 0673

SOURCE White Mountain Titanium Corporation